ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2010 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 11, 2010 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2010.

EST reported sales for the second quarter 2010, of $472,623, compared to sales of $519,899 for the same quarter in 2009. For the second quarter of 2010 the Company recorded Net Loss of $(15,904), or $(0.00) per share, compared to a Net Income of $37,680, or $0.01, for the second quarter of 2009. EST recorded Net Income of $19,468 or $0.00 per share on sales of $1,027,652 for the six month period ended June 30, 2010, compared with a Net Income of $36,117 or $0.01 per share on sales of $972,028 for the same period in 2009.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2010	June 30 2009	June 30 2010	June 30 2009
Sales	$472,623	$519,899	$ 1,027,652	$ 972,028
Net income (loss) before tax	(19,404)	44,280	20,669	39,617
Net Income (loss)	(15,904)	37,680	19,468	36,117
Weighted average common Shares outstanding	5,158,667	5,158,667	5,224,630	5,158,667
Basic Earnings (Loss) per Share	$ (0.00)	$ 0.01	$ 0.00	$ 0.01
Diluted Earnings (Loss) per Share	$ (0.00)	$ 0.01	$ 0.00	$ 0.01

Selected Balance Sheet Information
(Unaudited)
	June 30, 2010	December 31, 2009
Cash and cash equivalents	$857,281	$ 919,608
Total current assets	3,009,628	2,967,352
Property & equipment (net)	55,675	70,580
Total assets	3,099,778	3,070,872
Total current liabilities	102,149	90,000
Long-term debt	-0-	-0-
Stockholders' equity	2,981,229	2,959,372

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM